Exhibit 99.1

FOR IMMEDIATE RELEASE

IR Contact:	Greg Ton, CPA Firearms Training Systems, Inc. 770-813-0180 greg.ton@freebairn.com

Media Contact:	Nancy Mace Jackson Freebairn & Co. 404-451-7832 njackson@freebairn.com

FATS RETAINS HOULIHAN LOKEY TO EVALUATE STRATEGIC ALTERNATIVES

ATLANTA – April 1, 2005 —Firearms Training Systems, Inc. (OTC: FATS) today announced that it has retained Houlihan Lokey Howard & Zukin Capital, Inc. as its exclusive financial advisor to assist the company in evaluating various strategic alternatives, including recapitalization, sale of stock, merger or asset disposition possibilities, all with the goal of maximizing shareholder value.

Ronavan Mohling, Chairman and Chief Executive Officer of FATS, stated, “We believe this represents a very positive step forward for our firm. As a proven leader in investment banking services, Houlihan Lokey is well positioned to assist us in identifying and implementing the highest-value strategic options for our company presently and going forward.”

FATS expects to complete its review of strategic alternatives and take any actions arising from this review during the next several months. However, there can be no assurance that this process will result in a transaction, any proposal or agreement for a transaction, or any other action by the company. FATS expects that it will make no further announcement in connection with this process until its conclusion, unless the company determines it would be appropriate to do so at an earlier stage.

About FATS

FATS, Inc., a subsidiary of Firearms Training Systems, Inc., designs and sells virtual training systems that improve the skills of the world’s military, law enforcement and security forces. Utilizing quality engineering and advanced technology, FATS provides a comprehensive range of training capabilities that include small and supporting arms, judgmental, tactical and combined arms. The company serves U.S. and international customers from headquarters in Suwanee, Georgia, with branch offices in Australia, Canada, Netherlands and United Kingdom. FATS, an ISO 9001:2000 certified company, celebrated its 20th anniversary in 2004. The company Web site is www.fatsinc.com.

- more -

FATS HOULIHAN LOKEY/2

About Houlihan Lokey Howard & Zukin

Houlihan Lokey Howard & Zukin is an international investment bank ranked in 2004 among the top 5 Mergers and Acquisition advisors for all announced transactions in the U.S., and is a leading investment banking advisor to defense and aerospace companies. For more information, visit Houlihan Lokey’s Web site at www.hlhz.com.

The matters discussed may consist of forward-looking statements under the Private Securities Litigation Reform Act of 1995. The accuracy of the forward-looking statements, including statements regarding future events or the future financial performance of the company, is necessarily subject to a number of risks and other factors which could cause the actual results to differ materially from those contained in the forward-looking statements. Among such factors including those discussed above are: general business and economic conditions; the company’s success in competing for new contract awards; customer acceptance of and demand for the company’s new products; receipt and delivery of a sufficient level of orders from new and existing customers as well as satisfactory completion of delivery of a sufficient portion of backlog; the company’s overall ability to design, test, and introduce new products on a timely basis; the cyclical nature of the markets addressed by the company’s products; and the risk factors listed from time to time in documents on file with the SEC. When used in this release, the words “believes,” “estimates,” “plans,” “expects,” “should,” “will,” “may,” “might,” “anticipates” or similar expressions as they relate to the company, or its management, are intended to identify forward-looking statements. The company, from time to time, becomes aware of rumors concerning the company or its business. As a matter of policy, the company does not comment on rumors. Investors are cautioned that in this age of instant communication and Internet access, it may be important to avoid relying on rumors and unsubstantiated information regarding the company. The company complies with Federal and State law applicable to disclosure of information concerning the company. Investors may be at significant risk in relying on unsubstantiated information from other sources.

# # #